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DATA STATED IN THOUSANDS


                     VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION



                                             THIRD  THIRD     YEAR
REGULATION           STATEMENT CAPTION        QTR.   QTR.    TO DATE
                                              1996   1995  1996   1995

5-02 (1)            Cash and Cash Items       11624  11407  11624  11407

5-02 (2)            Marketable Securities     74982  67420  74982  67420

5-02 (3)(b)(1)      Notes Receivable         215541 192170 215541 192170
5-02 (4)            Allowance for Doubtful
                      Accounts                 2511  2247   2511    2247


5-02 (15)           Total Assets             314871 283878 314871 283878

5-02 (24)           Other Liabilities        286085 257533 286085 257533
5-02 (30)           Common Stock                739    731    739    731

5-02 (31)(a)(2)     Additional Capital Other   9947   9634   9947   9634

5-02 (31)(a)(3)(ii) Retained Earnings -
                      Unappropriated          18106  15980  18106  15980

5-03 (b)(1)(e)      Other Revenues             7207   6485  20965  18667

5-03 (b)(2)(e)      Cost of Other Revenues     2497   2374   7471   7084

5-03 (b)(8)         Interest and Amortization
                     of Debt Discount          3103   2950   8913   8368

5-03 (b)(10)        Income Before Taxes and
                      Other Items              1607   1161   4581   3215


5-03 (b)(11)        Income Tax Expense          565    406   1595   1094

5-03 (b)(14)        Income/Loss from
                      Continuing Operations     1042   755   2986   2121


5-03 (b)(19)        Net Income or Loss          1042   755   2986   2121